Filed Pursuant to Rule 424(b)(5)
Registration No. 333-229103

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the shares has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell the shares and it is not soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 6, 2021

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 31, 2018)

32,000,000 Shares

Common Stock

We are offering 32,000,000 shares of our common stock.

Our common stock trades on the New York Stock Exchange under the symbol “MPW”. On January 5, 2021, the last sale price of our common stock as reported on the New York Stock Exchange was $20.88 per share. To ensure that we maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes, our charter contains certain restrictions relating to the ownership and transfer of our common stock, including an ownership limit of 9.8% of the lesser of the number or value of our outstanding shares of common stock, with certain exceptions. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our common stock involves risks. See the risk factors set forth under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement as well as the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K, as applicable, which are filed with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference herein.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional 4,800,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock sold in this offering will be ready for delivery on or about January     , 2021 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	J.P. Morgan

Prospectus Supplement dated January     , 2021

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. Please see “Cautionary Language Regarding Forward-Looking Statements” in this prospectus supplement and “Cautionary Language Regarding Forward-Looking Statements” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize to be delivered to you. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such free writing prospectus. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any authorized free writing prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the registered shares to which they relate, nor is this prospectus supplement, the accompanying prospectus or any authorized free writing prospectus an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any authorized free writing prospectus or information we previously filed with the SEC is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement:

•

the terms “we”, “us”, “our” and “Company” refer to Medical Properties Trust, Inc. and its subsidiaries, including MPT Operating Partnership, L.P., unless otherwise expressly stated or the context otherwise requires;

•	the term “MPT” refers solely to Medical Properties Trust, Inc., unless otherwise expressly stated or the context otherwise requires; and

•

the term “Operating Partnership” refers to MPT Operating Partnership, L.P., a Delaware limited partnership, of which Medical Properties Trust, LLC, a Delaware limited liability company and wholly-owned subsidiary of Medical Properties Trust, Inc., is the sole general partner.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters’ option to purchase additional shares from us is not exercised.

S-ii

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying prospectus, any documents we incorporate by reference herein and therein and in any free writing prospectus we authorize to be delivered to you constitute forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•

our ability to close the Priory Group Transactions and other Transactions (each as defined herein) (see “Prospectus Supplement Summary—Recent Developments”) on the time schedule or terms described herein or at all;

•	our ability to acquire, develop and/or manage additional facilities in the United States, Europe, Australia, South America, or other foreign locations;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity securities, joint venture arrangements and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to service our debt and comply with all of our debt covenants;

•	our intended use of proceeds from this offering;

•	our ability to compete in the marketplace;

•	lease rates and interest rates;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•

factors referenced in this prospectus supplement, including those set forth under the section captioned “Risk Factors” and factors referenced in the documents incorporated by reference into this prospectus supplement, including those set forth under the sections captioned “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our

S-iii

Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Annual Report”) and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 (the “2020 Third Quarter 10-Q”), respectively;

•

the political, economic, business, real estate and other market conditions in the United States (both national and local), Europe (in particular Germany, the United Kingdom, Spain, Italy, Portugal and Switzerland), Australia, South America (in particular Colombia) and other foreign jurisdictions where we may own healthcare facilities or transact business, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders or institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity or debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities, refinance existing debt, and our future interest expense; and

•

the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our real estate assets or on an unsecured basis;

•

the impact of the COVID-19 pandemic on our business, our joint ventures and the business of our tenants/borrowers and the economy in general, as well as other factors that may affect our business, our joint ventures or that of our tenants/borrowers that are beyond our control, including natural disasters, health crises or pandemics and subsequent government actions in reaction to such matters;

•

the risk that a condition to closing under the agreements governing any or all of the Transactions described in “Prospectus Supplement Summary–Recent Developments” (including the Priory Group Transactions) may not be satisfied;

•	the possibility that the anticipated benefits from any or all of the transactions we enter into will take longer to realize than expected or will not be realized at all;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	adverse developments affecting the financial health of one or more of our tenants, including insolvency;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain MPT’s status as a REIT for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	changes in foreign currency exchange rates;

•	changes in federal, state or local tax laws in the United States, Europe, Australia, South America, or other jurisdictions in which we may own healthcare facilities; and

•	healthcare and other regulatory requirements of the United States, Europe, Australia, South America, and other foreign countries.

S-iv

When we use the words “believe”, “expect”, “may”, “potential”, “anticipate”, “estimate”, “plan”, “will”, “could”, “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus supplement, the accompanying prospectus, any documents we incorporate by reference herein and therein or any free writing prospectus we authorize to be delivered to you to reflect future events or developments.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein. This summary does not contain all of the information that may be important to you or that you should consider before making an investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the information under the heading “Risk Factors”, the financial data and other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize to be delivered to you before making an investment decision.

Our Company

MPT is a self-advised REIT listed on the New York Stock Exchange focused on investing in and owning net-leased healthcare facilities across the United States and selectively in foreign jurisdictions. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators (most of which are made through our taxable REIT subsidiaries) for acquisition and working capital purposes. From time-to-time, we acquire a profits or other equity interest in our tenants that gives us a right to share in these tenants’ profits and losses.

At September 30, 2020, our portfolio (including assets held in joint ventures) consisted of 385 properties leased or loaned to 46 operators, of which two were under development and 11 were in the form of mortgage loans. At September 30, 2020, our largest investment in a single property approximated 3% of our total assets. At September 30, 2020, our properties were located in the United States, Europe and Australia, and consisted of the following:

•	201 general acute care hospitals;

•	108 inpatient rehabilitation hospitals;

•	20 long-term acute care hospitals;

•	51 freestanding ER/urgent care facilities; and

•	5 behavioral health facilities.

We conduct substantially all of our business through our operating partnership, MPT Operating Partnership, L.P. MPT has operated as a REIT since April 2004, and elected REIT status upon the filing of our federal income tax return for our taxable year that ended on December 31, 2004.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with the SEC that is incorporated by reference herein or therein. For additional information, see “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus.

Recent Developments

COVID-19 Pandemic

The global outbreak of the novel coronavirus (“COVID-19”) in 2020, including in countries where we own and lease facilities, has further validated our business model, which focuses on hospitals as the centerpiece of healthcare delivery across the world. Countries have sought to ensure that their populations have access to hospitals during this time and we, along with our operators, have executed on several accretive growth initiatives during 2020 despite the environment created by the COVID-19 pandemic.

In 2020, we invested approximately $3.5 billion in hospital real estate. Despite the economic impact of the COVID-19 pandemic, we have collected approximately 98% of our expected rent and interest payments for 2020, and we have agreements in place to collect any remaining deferred portions with interest. Since October 1, 2020, we have received all of our rent and interest as expected. Additionally, we have maintained prudent liquidity during the COVID-19 pandemic by raising more than $400.0 million in proceeds through sales of our common stock in our at-the-market program, receiving more than $500.0 million from payoffs on our loan portfolio and divestitures, and completing a $1.3 billion, 3.50% senior unsecured notes offering, of which approximately $833 million was used to refinance higher interest-rate debt.

Pending Transaction

Acquisition of Priory Group Behavioral Health Portfolio

On December 30, 2020, we entered into definitive agreements pursuant to which subsidiaries of our Operating Partnership will acquire approximately 40 behavioral health facilities currently owned and operated by the Priory Group, a leading private provider of behavioral care in the United Kingdom, for an aggregate purchase price of approximately £800 million (approximately $1.0 billion).

The transaction is structured to occur in two primary phases. On December 30, 2020, an affiliate of Waterland Private Equity Fund VII C.V. (“Waterland VII”) entered into definitive agreements to acquire all of the outstanding equity interests in the entity that owns the Priory Group from its current owner, Acadia Healthcare Company, Inc. In separate agreements entered into with Waterland VII on the same date, we agreed to provide a short-term interim acquisition loan to Waterland VII at the closing of Waterland VII’s acquisition of Priory Group in the amount of £800 million (approximately $1.0 billion). The interim acquisition loan will be secured by a pledge of the equity interests of certain affiliates of Waterland VII and, following Waterland VII’s acquisition of the Priory Group, by mortgages on an identified portfolio of Priory Group real estate assets. Closing of Waterland VII’s acquisition of the Priory Group (and the concurrent funding of our interim acquisition loan to Waterland VII) is expected to occur in the first quarter of 2021, which will constitute phase one of the transaction.

In phase two, in a series of transactions we expect will be completed during the first half of 2021, we will acquire a portfolio of select real estate assets from Priory Group (now owned by Waterland VII) in individual sale-and-leaseback transactions, subject to customary real estate and other closing conditions. As all conditions to closing for a particular asset are satisfied, the applicable purchase price for the asset will be paid by us by proportionally converting and reducing the principal balance of the interim acquisition loan we made to Waterland VII in phase one. The aggregate purchase price for the real estate assets we acquire from the Priory Group is thus expected to be approximately £800 million (approximately $1.0 billion), being the total amount of the interim acquisition loan, plus customary stamp duty, tax and other transaction costs.

The properties we acquire will be subject to a master lease type structure with an initial term of 25 years and two 10-year extension options, with annual rent escalators linked to United Kingdom consumer price index, subject to a 2.0% floor. The GAAP yield to us on our £800 million (approximately $1.0 billion) investment is expected to be approximately 8.6%. Pending its conversion and offset, the initial interim acquisition loan will bear interest at a rate similar to the initial lease rate we will receive under the sale-and-leaseback transactions.

In addition to the £800 million (approximately $1.0 billion) initial interim acquisition loan described above, we also agreed to provide Waterland VII with a 364-day acquisition loan in the amount of £250 million (approximately $323 million) in connection with the closing of its acquisition of the Priory Group, which loan will be secured by the same security assets securing the £800 million interim acquisition loan.

In connection with these transactions, we also agreed to acquire a 9.9% passive equity interest in the Waterland VII affiliate that will indirectly own the Priory Group for a nominal amount.

In this prospectus supplement, we refer to the real estate and financing transactions with Waterland VII and the Priory Group described above, collectively, as the “Priory Group Transactions.” We intend to finance the Priory Group Transactions with the net proceeds of this offering, borrowings under our Revolving Credit Facility (as defined herein), and/or with funds from additional financing arrangements, which may include borrowings or net proceeds from senior debt facilities or issuances, new secured loans on the Priory Group real estate, or a combination thereof. The sources of financing actually used will depend upon a variety of factors, including current market conditions. This offering is not conditioned upon the successful closing of the Priory Group Transactions, in whole or in part.

Waterland VII is an affiliate of Waterland Private Equity Investments B.V. (“Waterland”), and Waterland controls the MEDIAN Group, the operator and lessee of 78 German healthcare facilities that we currently own. Waterland has advised that it intends to combine the Priory Group and MEDIAN Group platforms to create Europe’s leading comprehensive medical and behavioral rehabilitation services provider.

Recently Completed Transactions

Investment Activity

As previously announced, in November 2020, we invested approximately $132 million in the real estate of a three-hospital portfolio in Colombia, including facility improvements. In addition, in the fourth quarter of 2020, we invested approximately $470 million in healthcare real estate investments in five separate transactions on which we expect to earn a weighted-average GAAP rate of 6.1%. Each of these investments are in licensed hospitals that are leased to operators pursuant to absolute-net leases with a weighted-average term of approximately 24 years and annual rental increases tied to inflation. We funded these investments using cash on-hand and borrowings under the revolving credit facility portion (the “Revolving Credit Facility”) of our U.S. senior credit facilities.

Development Activity

We currently have three separate development projects ongoing with an aggregate committed budget of approximately $123 million, with $18.5 million funded since September 30, 2020 and $70.0 million remaining to fund on those commitments. The construction of these three facilities is expected to be completed at various times in 2021 and 2022. Additionally, we have remaining commitments to fund approximately $130 million in capital expenditures and other projects.

We collectively refer to all of the investing transactions described in this “—Recent Developments—Recently Completed Transactions” section under “—Investment Activity” and “—Development Activity”, including our remaining commitments to fund approximately $200 million in ongoing development, capital expenditures and other projects, as the “Recent Investments”.

Loan and Other Repayments

Subsequent to September 30, 2020, we received approximately $509.0 million in loan principal and other repayments, the majority of which consisted of payoffs by Prime Healthcare Services of certain mortgage loans due in 2022 (the “Loan and Other Repayments”).

Recent Financing Transactions

December 2020 Notes Offering

In December 2020, we closed on an underwritten public offering of $1.3 billion, 3.50% senior unsecured notes due 2031 (the “December Notes Offering”), resulting in net proceeds to us of approximately $1.29 billion, after deducting underwriting discounts and commissions and offering expenses. We used proceeds of the December Notes Offering to redeem all of our outstanding $500.0 million aggregate principal amount of 6.375% Senior Notes due 2024 (“6.375% Notes”) and $300.0 million aggregate principal amount of 5.500% Senior Notes due 2024 (“5.500% Notes”), including accrued and unpaid interest, with the remainder used for general corporate purposes including to fund the transactions described above.

At-the-Market Program Sales

From September 30, 2020 through the date of this prospectus supplement, we sold 5.6 million shares of common stock under our at-the-market equity offering program, resulting in net proceeds of approximately $117.0 million.

Revolving Credit Facility

At September 30, 2020, we had $225.0 million outstanding under our Revolving Credit Facility. After completion of the investment and financing transactions noted above under “—Recently Completed Transactions” and “—Recent Financing Transactions”, the outstanding balance on our Revolving Credit Facility will be approximately $160.0 million, leaving approximately $1.1 billion available for additional borrowing.

We collectively refer to all of the financing transactions described in this “—Recent Developments—Recent Financing Transactions” section as the “Financing Transactions”. We collectively refer to the Recent Investments, the Priory Group Transactions, the Loan and Other Repayments and the Financing Transactions as the “Transactions”.

2020 Highlights

In 2020, we completed investments totaling approximately $3.5 billion in hospital and other real estate assets. In addition, we have approximately $1.5 billion (including the Priory Group Transactions) in investments and commitments on ongoing developments, capital expenditures and other projects. These investments will expand our business model, as well as the size, diversity and quality of our healthcare portfolio by:

•	Executing Our Investment Strategy. With the completion of the Transactions, our Transaction Adjusted Total Gross Assets as of September 30, 2020 has increased to approximately $19.5 billion. We expect our Transactions to have a weighted-average acquisition GAAP rate of approximately 8%. Additionally, we believe we are well-positioned to continue to identify additional hospital acquisition opportunities in the United States, Europe, Australia and South America.

•

Reducing Concentration. Upon completion of the Transactions, the largest facility in our portfolio will account for less than 3% of our Transaction Adjusted Total Gross Assets as of September 30, 2020. In addition, our exposure to Steward Health Care System LLC (“Steward), our largest tenant, will be reduced to 21.0% of Transaction Adjusted Total Gross Assets as of September 30, 2020 from 24.5% as of December 31, 2019, and the combined concentration of our two largest tenants, Steward and Circle Health Ltd., will be reduced to 33.0% of our Transaction Adjusted Total Gross Assets from 37.5% as of December 31, 2019.

•

Establishing New Operator Relationships and Growing Existing Relationships. The Transactions added four new tenants to our portfolio of operators and grew several existing relationships, increasing the total number of operators to 50. We believe that these new and continuing relationships strengthen our overall portfolio and could potentially lead to future growth.

•

Achieving Greater Scale. As of September 30, 2020, our Transaction Adjusted Total Gross Assets has increased approximately 20% from $16.5 billion as of December 31, 2019. In 2020, and adjusted for the Transactions, we added approximately 41 hospital facilities and approximately 3,500 beds to our portfolio, increasing the total number of facilities to approximately 430 and approximately 43,000 beds.

•

Extending our Lease and Loan Maturity Schedule. As of September 30, 2020, adjusted for the Transactions, our overall weighted-average lease and loan expiration was 15.7 years, and approximately 86.4% of the total annualized rent/interest of our portfolio had lease and loan expirations beyond 2030, with average annual lease and loan maturities of approximately 1.4% per annum through 2030.

•

Entering New Markets. The Transactions significantly increased the scale of our portfolio in the United Kingdom and, with the addition of Colombia to our portfolio, brought the total number of continents represented to four and countries represented to nine. Additionally, we own properties in 33 states in the United States.

•

Reducing Mortgage Loan Investments. Upon completion of the Transactions, our total mortgage loan investment exposure was reduced to less than 2% of our Transaction Adjusted Total Gross Assets as of September 30, 2020 from 7.7% as of December 31, 2019.

•

Furthering Our Pipeline. We continually evaluate healthcare property acquisition and development opportunities as they arise. At any given point in time, we typically have a number of potential acquisition and development transactions under active consideration, which are in varying stages of negotiation and due diligence review. Exclusive of the Priory Group Transactions, we are not party to any material binding agreements in respect of any such transactions as of the date of this prospectus supplement and we cannot assure you that we will successfully enter into any such binding agreements or that, if we do, that we will be able to successfully close on such transactions. We expect to initially fund the contractual purchase price for any potential transactions with cash on-hand, borrowings under our debt facilities, net proceeds from issuances of debt or equity securities, proceeds from strategic property sales or joint ventures, or a combination thereof.

The following charts show our Transaction Adjusted Total Gross Assets composition at September 30, 2020, as adjusted for the Transactions. See below under “—Summary Historical Consolidated Financial Data” for a definition of Transaction Adjusted Total Gross Assets and reconciliation to total assets.

TRANSACTION ADJUSTED TOTAL GROSS ASSETS BY ASSET TYPE

TRANSACTION ADJUSTED DOMESTIC GROSS ASSETS BY ASSET TYPE

TRANSACTION ADJUSTED TOTAL GROSS ASSETS BY COUNTRY

TRANSACTION ADJUSTED TOTAL GROSS ASSETS BY U.S. STATE

TRANSACTION ADJUSTED TOTAL GROSS ASSETS BY OPERATOR

The Offering

Issuer	Medical Properties Trust, Inc.

Shares of common stock to be offered by us in this offering	32,000,000 shares. We have also granted the underwriters a 30-day option to purchase up to 4,800,000 additional shares.

Shares of common stock to be outstanding after this offering	573,419,547 shares (578,219,547 shares if the underwriters exercise their option to purchase additional shares from us in full).

NYSE symbol	MPW

Restrictions on ownership	MPT’s charter contains restrictions on the ownership and transfer of capital stock that are intended to assist MPT in complying with REIT requirements and continuing to qualify as a REIT. Specifically, without the approval of our board of directors, no person or persons acting as a group may own more than 9.8% of the number or value, whichever is more restrictive, of outstanding shares of common stock. See “Description of Capital Stock” in the accompanying prospectus.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million ($ million if the underwriters exercise their option to purchase additional shares from us in full), after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to contribute the net proceeds from this offering to our Operating Partnership in exchange for common units of partnership interest in the Operating Partnership. The Operating Partnership intends to use the net proceeds from this offering to fund in part the cash purchase price payable by us in connection with the Priory Group Transactions. If the Priory Group Transactions are not completed, the net proceeds will be used for general corporate purposes, which may include repaying indebtedness (including amounts outstanding from time-to-time under our Revolving Credit Facility), working capital and capital expenditures, and potential future acquisitions. This offering is not conditioned upon the successful closing of the Priory Group Transactions, in whole or in part.

Pending such use of the net proceeds from this offering, the Operating Partnership intends to invest the net proceeds in short-term interest-bearing securities.

Affiliates of certain of the underwriters are lenders under our Revolving Credit Facility and term loan facilities. To the extent our Operating Partnership uses a portion of the net proceeds from this offering to repay borrowings outstanding under our Revolving Credit Facility, such affiliates will receive their proportionate share of any amounts repaid. See “Use of Proceeds”.

The number of shares of common stock to be outstanding after this offering is based upon 541.4 million shares of common stock outstanding as of January 5, 2021. The number of shares of common stock to be outstanding after this offering does not include, as of January 5, 2021, 8.4 million shares reserved for issuance in connection with equity-based compensation awards under the Medical Properties Trust 2019 Equity Incentive Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial data presented below as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 has been derived from our audited consolidated financial statements and accompanying notes appearing in our 2019 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 has been derived from our unaudited consolidated historical financial statements and accompanying notes appearing in our 2020 Third Quarter 10-Q, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

You should read the following summary historical consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and accompanying notes included in our 2019 Annual Report and our 2020 Third Quarter 10-Q, each of which is incorporated by reference herein. See “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2019	2018	2017	2020	2019
Operating Data
In thousands, except for per share data
Revenues	$854,197	$784,522	$704,745	$915,432	$597,759
Expenses
Interest	237,830	223,274	176,954	243,538	167,396
Real estate depreciation and amortization	152,313	133,083	125,106	192,049	108,161
Property-related	23,992	9,237	5,811	19,178	15,394
General administrative and acquisition	96,411	81,003	88,244	97,121	69,009

Total expenses	510,546	446,597	396,115	551,886	359,960
Other income (expense)
Gain (loss) on sale of real estate, net	41,560	719,392	7,431	(2,703)	62
Real estate impairment charges	(21,031)	(48,007)	—	(19,006)	—
Earnings from equity interests	16,051	14,165	10,058	15,263	11,635
Debt refinancing costs/ unutilized financing fees	(6,106)	—	(32,574)	(611)	(4,873)
Other (including mark-to-market adjustments on equity securities)	(345)	(4,071)	374	(9,499)	(1,497)
Income tax benefit (expense)	2,621	(927)	(2,681)	(24,824)	3,352

Net income	376,401	1,018,477	291,238	322,166	246,478
Net income attributable to non-controlling interests	(1,717)	(1,792)	(1,445)	(600)	(1,432)

Net income attributable to MPT common stockholders	$374,684	$1,016,685	$289,793	$321,566	$245,046

Net income attributable to MPT common stockholders per diluted share	$0.87	$2.76	$0.82	$0.61	$0.60

Weighted average shares outstanding—diluted	428,299	366,271	350,441	527,832	406,100
Other Data
Dividends declared per common share	$1.02	$1.00	$0.96	$0.81	$0.76
Cash paid for acquisitions and other related investments	$4,565,594	$666,548	$2,246,788	$2,787,668	$3,703,092

	As of December 31,		As of September 30, 2020
In thousands	2019	2018
Balance Sheet Data
Real estate assets—at cost	$10,163,056	$5,952,512	$13,424,224
Real estate accumulated depreciation / amortization	(570,042)	(464,984)	(754,560)
Mortgage loans	1,275,022	1,213,322	602,479
Cash and cash equivalents	1,462,286	820,868	183,794
Equity investments	926,990	520,058	864,944
Other loans	544,832	373,198	910,467
Other	665,187	428,669	747,067

Total assets	$14,467,331	$8,843,643	$15,978,415

Debt, net	$7,023,679	$4,037,389	$8,190,669
Other liabilities	415,498	245,316	574,869
Total equity	7,028,154	4,560,938	7,212,877

Total liabilities and equity	$14,467,331	$8,843,643	$15,978,415

Transaction Adjusted Total Gross Assets

Transaction Adjusted Total Gross Assets is total assets as of September 30, 2020, before accumulated depreciation/amortization, and assumes that the Transactions not completed at September 30, 2020 discussed in “—Recent Developments” are fully funded, and that cash on-hand is used in these transactions. We believe Transaction Adjusted Total Gross Assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our binding commitments close and our other commitments are fully funded.

(In thousands)	September 30, 2020
Total assets	$15,978,415
Add:
Completion of “—Recent Investments” and Priory Group Transactions	2,308,464
Accumulated depreciation and amortization	754,560
Incremental gross assets of our joint ventures (a)	1,187,082
Less:
Cash used for funding the investment activity described above (b)	(692,167)

Transaction Adjusted Total Gross Assets	$19,536,354

(a)	Adjusted to reflect our share of our joint ventures’ gross assets.
(b)	Includes cash available on-hand plus cash generated from activities subsequent to period-end, including proceeds from the Loan and Other Repayments.

RISK FACTORS

An investment in our common stock involves various risks, including those set forth below as well as the risk factors included in our 2019 Annual Report and in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as applicable, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. These risks could materially adversely affect, among other things, our business, financial condition or results of operations, and could cause the trading price of our common stock to decline, resulting in the loss of all or part of your investment.

We may fail to consummate the Priory Group Transactions or may not consummate them on the terms described herein or at all.

We intend to apply the net proceeds from this offering to fund a portion of the Priory Group Transactions. However, this offering is expected to be consummated prior to the funding of the Priory Group Transactions. The consummation of the Priory Group Transactions is subject to certain customary regulatory and other closing conditions, and there can be no assurance that these conditions will be satisfied on the anticipated schedule or at all.

This offering is not conditioned on the completion of the Priory Group Transactions and by purchasing our common stock in this offering you are investing in us on a standalone basis and recognize that we may not consummate the Priory Group Transactions, in whole or in part, or realize the expected benefits therefrom if we do. In the event that we fail to consummate the Priory Group Transactions, we will have issued a significant number of additional shares of common stock and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the Priory Group Transactions could adversely affect our earnings per share and our ability to make distributions to stockholders.

In addition, if the Priory Group Transactions are not completed, we could be subject to a number of risks that may adversely affect our business and the market price of our common stock, including:

•	the market price of our common stock may decline to the extent that the current market price reflects a market assumption that the Priory Group Transactions will be completed;

•	we must pay certain costs related to the Priory Group Transactions, such as legal and accounting fees and expenses, regardless of whether the Priory Group Transactions are consummated; and

•	we would not realize the benefits we expect to realize from consummating the Priory Group Transactions.

We may be subject to additional risks if we consummate the Priory Group Transactions.

In addition to the risks described in our 2019 Annual Report relating to healthcare facilities that we may purchase from time-to-time, we would also be subject to additional risks if the Priory Group Transactions are consummated, including without limitation the following:

•	exposure to any undisclosed or unknown potential liabilities relating to the Priory Group Transactions;

•	underperformance of the Priory Group Transactions; and

•	diversion of our management’s attention away from other business concerns.

Our indebtedness could adversely affect our financial condition and may otherwise adversely impact our business operations and our ability to make distributions to stockholders.

As of September 30, 2020, after giving effect to the Transactions, the issuance of the common stock offered hereby and application of the proceeds from this offering as described in “Use of Proceeds,” we would have had $         billion of indebtedness outstanding. We intend to finance the Priory Group Transactions (plus the related costs, fees and expenses) with the net proceeds of this offering, borrowings under our Revolving Credit Facility, and/or with funds from additional financing arrangements, which may include borrowings or net proceeds from senior debt facilities, placement of new secured loans on the Priory Group real estate, or a combination thereof. Our indebtedness could have significant effects on our business. For example, it could:

•

require us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, development projects and other general corporate purposes and reduce cash for distributions;

•	require payments of principal and interest that may be greater than our cash flow from operations;

•	force us to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting other business opportunities;

•	make it more difficult for us to satisfy our obligations; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Our future borrowings under our loan facilities may bear interest at variable rates. If interest rates increase significantly, our operating results would decline along with the cash available for distributions to our stockholders.

In addition, most of our current debt is, and we anticipate that much of our future debt will be, non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance debt maturing in future years or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.

In addition to our debt service obligations, our operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties (to the extent not paid by our tenants), as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

Subject to the restrictions that are contained in many of our debt instruments, we may incur significant additional indebtedness, including additional secured debt. Although the terms of these agreements contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. If we incur additional debt in the future, the risks described above could increase.

Future sales or issuances of our common stock may dilute the ownership interest of existing stockholders and depress the trading price of our common stock.

We cannot predict the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Future sales or issuances of our common stock may dilute the ownership interests of our existing stockholders, including purchasers of common stock in this offering. In addition, future sales or issuances of substantial amounts of our common stock may be at prices below the offering price of the shares offered by this prospectus supplement and may adversely impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. The perception that such sales or issuances may occur could also negatively impact the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $         million ($        million if the underwriters exercise their option to purchase additional shares from us in full), after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to contribute the net proceeds from this offering to our Operating Partnership in exchange for common units of partnership interest in the Operating Partnership. The Operating Partnership intends to use the net proceeds from this offering to fund in part the cash purchase price payable by us in connection with the Priory Group Transactions. If the Priory Group Transactions are not completed, the net proceeds will be used for general corporate purposes, which may include repaying indebtedness (including amounts outstanding from time-to-time under our Revolving Credit Facility), working capital and capital expenditures, and potential future acquisitions. This offering is not conditioned upon the successful closing of the Priory Group Transactions, in whole or in part.

Pending such use of the net proceeds from this offering, the Operating Partnership intends to invest the net proceeds in short-term interest-bearing securities.

Affiliates of certain of the underwriters are lenders under our Revolving Credit Facility and term loan facilities. To the extent our Operating Partnership uses a portion of the net proceeds from this offering to repay borrowings outstanding under our Revolving Credit Facility, such affiliates will receive their proportionate share of any amounts repaid.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2020:

•	on an actual basis;

•	on an as adjusted basis, giving effect to

•	the sale of 5.6 million shares of common stock under our at-the-market offering program since September 30, 2020, generating net proceeds of $117.0 million;

•	the Loan and Other Repayments in an amount of approximately $509.0 million;

•

the completion of the December Notes Offering for net proceeds to us of approximately $1.29 billion and the use of the net proceeds of the December Notes Offering to redeem $500.0 million aggregate principal amount of 6.375% Notes and $300.0 million aggregate principal amount of 5.500% Notes outstanding, including accrued and unpaid interest thereon and required make-whole premiums;

•	the closing and funding in November 2020 of our investment in three facilities in Colombia in an amount of $132.0 million;

•	the closing and funding of approximately $470 million in five additional separate healthcare real estate investment transactions during the fourth quarter of 2020;

•

the funding of approximately $18.5 million since September 2020 of committed development projects, plus our remaining commitments to fund approximately $200 million in ongoing development, capital expenditures and other projects; and

•	the net reduction of the outstanding balance of the Revolving Credit Facility by $70.0 million;

•	on an as further adjusted basis, giving effect to:

•	the sale of our common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares) and after deducting underwriting discounts and offering expenses;

•	borrowing under our Revolving Credit Facility to fund any difference between the amount needed for the Priory Group Transactions and cash on-hand including the net proceeds from this offering; and

•	the closing and funding of the Priory Group Transactions for an aggregate total of approximately £1.1 billion approximately ($1.3 billion), plus customary stamp duty, tax and other transaction costs.

You should read the below table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2020 Third Quarter 10-Q, which is incorporated by reference herein, and the audited and unaudited financial statements that are included and incorporated by reference herein.

	As of September 30, 2020
	Actual	As adjusted	As further adjusted (1)
	(amounts in thousands)
Cash and cash equivalents	$183,794	$386,092	$

Indebtedness:
Revolving Credit Facility	$225,000	$155,040	$
Term loan	200,000	200,000		200,000
U.K. Credit Agreement (2)	904,400	904,400		904,400
Australian Credit Agreement (3)	859,440	859,440		859,440
4.000% senior unsecured notes due 2022 (4)	586,050	586,050		586,050
2.550% senior unsecured notes due 2023 (2)	516,800	516,800		516,800
6.375% senior unsecured notes due 2024	500,000	—		—
5.500% senior unsecured notes due 2024	300,000	—		—
3.325% senior unsecured notes due 2025 (4)	586,050	586,050		586,050
5.250% senior unsecured notes due 2026	500,000	500,000		500,000
5.000% senior unsecured notes due 2027	1,400,000	1,400,000		1,400,000
3.692% senior unsecured notes due 2028 (2)	775,200	775,200		775,200
4.625% senior unsecured notes due 2029	900,000	900,000		900,000
3.500% senior unsecured notes due 2031	—	1,300,000		1,300,000
Debt issue costs and discount	(62,271)	(69,059)		(69,059)

Total debt	$8,190,669	$8,613,921	$
Stockholders’ equity:
Preferred stock, $0.001 par value: 10,000 shares authorized; no shares outstanding, actual, as adjusted and as further adjusted	—	—		—
Common stock, $0.001 par value: 750,000 shares authorized; 535,574 shares issued and outstanding, actual; 541,215 shares issued and outstanding, as adjusted; and shares issued and outstanding, as further adjusted	536	541
Additional paid-in capital	7,337,155	7,453,934
Retained deficit and other equity	(130,050)	(163,017)		(163,017)

Total MPT stockholders’ equity	$7,207,641	$7,291,458	$

Total capitalization	$15,398,310	$15,905,379	$

(1)	The “as further adjusted” information set forth above is illustrative only.
(2)	Denominated in GBP. Reflects an exchange rate of $1.292 per £1.00, as reported by Bloomberg on September 30, 2020.
(3)	Denominated in Australian dollars. Reflects an exchange rate of $0.7162 per AUD $1.00, as reported by Bloomberg on September 30, 2020.
(4)	Denominated in euros. Reflects an exchange rate of $1.1721 per €1.00, as reported by Bloomberg on September 30, 2020.

UNDERWRITING

Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Goldman Sachs & Co. LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC

Total	32,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement (other than those shares of common stock covered by their option to purchase additional shares (as described below)) if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, that the representations and warranties made by us to the underwriters are true, that there is no material change in our business and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us from the public offering	$	$	$
Total proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at approximately $1.0 million and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to 4,800,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days, with respect to us, and 45 days, with respect to our executive officers and directors, after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “MPW”.

Price Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under our Revolving Credit Facility, term loan facilities and/or bridge loan facility. To the extent our Operating Partnership uses a portion of the net proceeds from this offering to repay borrowings outstanding under our Revolving Credit Facility or term loan facilities, such affiliates will receive their proportionate share of any amounts repaid.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

Neither we, the selling stockholder nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

The above selling restriction is in addition to any other selling restriction set out in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within

Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (ii) are persons falling within Article 49(2) (a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FMSA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Switzerland

The shares offered by this prospectus supplement may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of shares have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or “CISA.” The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement and the accompanying prospectus has been passed upon for us by Goodwin Procter LLP, New York, New York. The general summary of U.S. federal income tax considerations contained in the accompanying prospectus under the heading “U.S. Federal Income Tax Considerations” (other than “Taxation of Noteholders”) has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus supplement (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K), until this offering is terminated. The information incorporated by reference herein is an important part of this prospectus supplement. Any statement in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement, or (2) any other subsequently filed document that is incorporated by reference in this prospectus supplement, modifies or supersedes such statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020;

•	our Current Reports on Form 8-K filed on January 3, 2020, January 14, 2020, February 21, 2020, April 8, 2020, May 22, 2020, November 24, 2020 and December 7, 2020;

•

our Definitive Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on May 21, 2020, filed on April 24, 2020 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019); and

•

the description of our common stock included in our Registration Statement on Form 8-A filed on July 5, 2005 and any amendment or report filed with the SEC for the purpose of updating such description.

We will provide without charge to each person to whom this prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

PROSPECTUS

MEDICAL PROPERTIES TRUST, INC.

Common Stock

Preferred Stock

Guarantees

MPT OPERATING PARTNERSHIP, L.P.

MPT FINANCE CORPORATION

Debt Securities

MPT Operating Partnership, L.P. (the “Operating Partnership”) and MPT Finance Corporation (“MPT Finance Corp.”) may from time to time offer to sell debt securities, which may be fully and unconditionally guaranteed by Medical Properties Trust, Inc. (“Medical Properties” or the “Company”, and together with the Operating Partnership and MPT Finance Corp., “MPT”), the sole member of the sole general partner of the Operating Partnership. The Company and any selling stockholders who may be named from time to time in a supplement to this prospectus may offer and sell common stock and preferred stock, in each case, from time to time in one or more offerings. This prospectus provides you with a general description of these securities. The Company will not receive any proceeds from the sale of its common stock or preferred stock by any selling stockholders.

Each time MPT or any selling stockholders offer and sell securities, MPT and such selling stockholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, any such selling stockholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of MPT’s securities.

The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of Medical Properties Trust, Inc. as a real estate investment trust (“REIT”) for U.S. federal income purposes. The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

MPT may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, any selling stockholders may offer and sell shares of the Company’s common stock or preferred stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

The Company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “MPW”. On December 28, 2018, the last reported sale price of the Company’s common stock on the NYSE was $16.01 per share.

Investing in our securities involves risks. See “Risk Factors” in the applicable prospectus supplement and in the most recent combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership, along with the disclosure related to the risk factors contained in subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings with the Securities and Exchange Commission, to the extent incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we are registering an unspecified amount of any combination of the securities described in this prospectus and we and/or any selling stockholders may sell such securities, at any time and from time to time, in one or more offerings. This prospectus provides you with a general description of the securities we and/or any selling stockholders may offer. Each time we and/or any selling stockholders sell securities, we and/or any selling stockholders will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Unless the context requires or otherwise indicates, references in this prospectus to “we”, “our”, “us” or “our company” refer to MPT Operating Partnership, L.P., a Delaware limited partnership, and its consolidated subsidiaries (including MPT Finance Corporation), together with Medical Properties Trust, LLC, a Delaware limited liability company and the sole general partner of MPT Operating Partnership, L.P., and Medical Properties Trust, Inc., a Maryland corporation and the sole member of Medical Properties Trust, LLC. Unless the context requires or otherwise indicates, references to the “Operating Partnership” refer to MPT Operating Partnership, L.P., references to “MPT Finance Corp.” refer to MPT Finance Corporation, a Delaware corporation and a wholly-owned subsidiary of the Operating Partnership, and references to “Medical Properties” or the “Company” refer to Medical Properties Trust, Inc. The term “selling stockholder” includes the successors-in-interest, donees, transferees or others who may later hold any selling stockholder’s interests. The term “you” refers to a prospective investor.

ABOUT MEDICAL PROPERTIES TRUST, INC. AND MPT OPERATING PARTNERSHIP, L.P.

Medical Properties is a self-advised, NYSE-listed REIT focused on investing in and owning net-leased healthcare facilities across the United States and selectively in foreign jurisdictions. Medical Properties has operated as a REIT since April 6, 2004. We conduct substantially all of our business through the Operating Partnership. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators through our taxable REIT subsidiaries, the proceeds of which are typically used for acquisition and working capital. From time to time, we may also acquire a profit or other equity interest in certain of our tenants that gives us a right to share in such tenants’ profits and losses.

Medical Properties was incorporated under Maryland law on August 27, 2003, and the Operating Partnership was formed under Delaware law on September 10, 2003. Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

ABOUT MPT FINANCE CORPORATION

MPT Finance Corp. is a wholly-owned subsidiary of the Operating Partnership. MPT Finance Corp. has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-issuer of debt securities that the Operating Partnership may issue from time to time solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because the Operating Partnership is a limited partnership, or by reason of the legal investment laws of their states of organization or their charters, to invest in such debt securities.

RISK FACTORS

Before investing in any securities offered pursuant to this prospectus, you should consider carefully all of the information set forth herein, in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, and any free writing prospectus we authorize to be delivered to you unless expressly provided otherwise, and, in particular, the risk factors described in the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2017, and all other information contained or incorporated by reference into this prospectus, as updated by any subsequent filings under the Securities Exchange Act, as amended (the “Exchange Act”), that are incorporated by reference herein, as well as the risk factors and other information contained or incorporated by reference in the applicable prospectus supplement. The risks described in any accompanying prospectus supplement and the documents incorporated by reference herein are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. These risks could materially adversely affect, among other things, our business financial condition and results of operations, and could cause the trading price of our securities to decline, resulting in the loss of all or part of your investment.

USE OF PROCEEDS

We will describe the use of proceeds with respect to a particular offering in the applicable prospectus supplement or other offering material, which may include, among other things, general business purposes, including repayment of debt, acquisitions, capital expenditures and working capital. We will not receive any proceeds from the sale of common stock or preferred stock by any selling stockholders.

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in this prospectus, any accompanying prospectus supplement, the documents we incorporate by reference herein and/or therein and in any free writing prospectus we authorize to be delivered to you constitute forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act), and Section 21E of the Exchange Act. We make forward-looking statements in this prospectus, including the documents incorporated by reference herein, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop additional facilities in the United States or Europe;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity securities, joint venture arrangements, and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to service our debt and comply with all of our debt covenants;

•	our ability to compete in the marketplace;

•	lease rates and interest rates;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•

factors referenced herein under the section captioned “Risk Factors”, including those set forth in the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2017 and in any future filings with the SEC that are incorporated by reference in this prospectus;

•	U.S. (both national and local) and European (in particular, Germany, the United Kingdom, Spain and Italy) political, economic, business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks, such as our ability to repay, refinance, restructure, or extend our indebtedness as it becomes due;

•	the risk that a condition to closing under the agreements governing any or all of our outstanding transactions that have not closed as of the date hereof may not be satisfied;

•	the possibility that the anticipated benefits from any or all of the transactions we enter into will take longer to realize than expected or will not be realized at all;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	adverse developments affecting the financial health of one or more of our tenants, including insolvency;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	Medical Properties’ ability to maintain its status as a REIT for U.S. federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	changes in foreign currency exchange rates;

•	U.S. (both federal and state) and European (in particular, Germany, the United Kingdom, Spain and Italy) healthcare and other regulatory requirements; and

•

U.S. national and local economic conditions, as well as conditions in Europe and any other foreign jurisdictions where we own or will own healthcare facilities, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders, or institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity or debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities, our ability to refinance existing debt and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe”, “expect”, “may”, “potential”, “anticipate”, “estimate”, “plan”, “will”, “could”, “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements.

Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus, any accompanying prospectus supplement, any documents we incorporate by reference herein and/or therein or any free writing prospectus we authorize to be delivered to you to reflect future events or developments.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

This prospectus contains a summary of the securities that we may sell pursuant to this prospectus. This summary is not meant to be a complete description of each security. However, this prospectus, together with any applicable accompanying prospectus supplement, will contain the material terms of the securities being offered. When used in this section, the terms “we”, “us”, “our” and “Issuers” refer jointly to the Operating Partnership and MPT Finance Corp., and the term “Parent” refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

General

The Operating Partnership may issue senior debt securities in one or more series, and MPT Finance Corp. is expected to be a co-issuer of any such series. MPT Finance Corp. is a wholly-owned subsidiary of the Operating Partnership. MPT Finance Corp. has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-obligor of debt securities that the Operating Partnership may issue from time to time.

If we offer debt securities covered by this registration statement, we will issue them under a base indenture, dated as of October 10, 2013, by and among the Issuers, the Parent, as guarantor, certain subsidiaries of the Operating Partnership party thereto and Wilmington Trust, National Association, as trustee, which will be amended and supplemented by a supplemental indenture to create the form and terms of each series of debt securities that may be issued, offered and sold hereunder. The base indenture is filed as an exhibit to the registration statement of which this prospectus is a part, and any supplemental indenture will be filed as an exhibit to a document incorporated by reference herein, in connection with the issuance of any new series of debt securities offered and sold hereunder. We refer to the base indenture, as amended and supplemented by each supplemental indenture applicable to a series of debt securities issued thereunder and offered hereby, as an “indenture”. We urge you to read the base indenture and relevant supplemental indenture because these documents, and not the summary below, will define your rights as a holder of debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether MPT Finance Corp. will be a co-issuer;

•	the guarantors of the debt securities, if any;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

To the extent specified in the prospectus supplement relating to a series of debt securities, Parent may guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by Parent and, to the extent specified in the prospectus supplement relating to a series of debt securities and if one or more specified contingencies occurs after issuance of such debt securities, by some or all of Parent’s subsidiaries. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released. The guarantees will be general obligations of the Parent and any such subsidiaries.

Consolidation, Merger or Asset Sale

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, each indenture will, in general, allow us to consolidate or merge with or into another entity. It will also allow each Issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another entity. If this happens, the remaining or acquiring entity must assume all of such Issuer’s responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of such Issuer’s covenants in the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to modifications of indentures.

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

•

reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•

make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•	waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•

to provide for the assumption of an Issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such Issuer’s or guarantor’s assets;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

•	to add any additional Events of Default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to Events of Default and remedies under an indenture.

An “Event of Default”, when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 60 days of the due date, interest on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the Issuers to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the Issuers;

•	certain events of bankruptcy, insolvency or reorganization of an Issuer; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement.

Registration of Debt Securities

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the guarantors in the indenture, or in any of the debt securities or guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the guarantors or of any successor person thereof. Each holder, by accepting the debt securities, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities.

Payment and Transfer

The Trustee will initially act as paying agent and registrar under the indenture. The Issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the Issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the Issuers, the Issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the Issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•	to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Satisfaction and Discharge; Defeasance

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to the satisfaction and discharge and defeasance of the debt securities.

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a)	either

(1)

all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(2)

all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b)	we have paid or caused to be paid all other sums payable by us under the indenture; and

(c)	we have delivered an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing Law

The indenture and all of the debt securities and guarantees will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material provisions of the Company’s capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law (“MGCL”), and the Company’s charter and bylaws. Copies of the Company’s charter and bylaws are on file with the SEC. We recommend that you review these documents. See “Where You Can Find More Information”.

Authorized Stock

The Company’s charter authorizes the Company to issue up to 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 28, 2018, the Company has 370,552,961 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The Company’s charter authorizes the Company’s board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval.

Common Stock

The Company may issue common stock from time to time. The Company’s board of directors must approve the amount of stock the Company sells and the price for which it is sold. All shares of the Company’s common stock, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for the Company’s outstanding common stock will have been paid at the time of issuance and that any holder of the Company’s common stock will not later be required to pay the Company any additional money for the common stock.

Subject to the preferential rights of any other class or series of stock and to the provisions of the Company’s charter regarding the restrictions on transfer of stock discussed below under the caption “—Restrictions on Ownership and Transfer”, holders of shares of the Company’s common stock are entitled to receive dividends on such stock when, as and if authorized by the Company’s board of directors out of funds legally available therefore and declared by the Company and to share ratably in the assets of the Company legally available for distribution to the Company’s stockholders in the event of the Company’s liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of the Company’s charter regarding the restrictions on transfer of stock, each outstanding share of the Company’s common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of the Company’s board of directors. In uncontested elections, directors are elected by the affirmative vote of a majority of all votes cast “for” and “against” each director nominee. In contested elections, directors are elected by a plurality of the votes cast. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Our Board of Directors”.

Holders of shares of the Company’s common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Company’s charter regarding the restrictions on transfer of stock, shares of the Company’s common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business unless approved by the corporation’s board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Company’s charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in the Company’s situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

The Company’s charter authorizes the Company’s board of directors to reclassify any unissued shares of the Company’s common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

The Company’s charter authorizes the Company’s board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. The preferred stock, when issued, will be duly authorized, fully paid and nonassessable and will have no preemptive rights. Prior to issuance of shares of each series, the Company’s board of directors is required by the MGCL and the Company’s charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, the Company’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of the Company’s common stock or which holders might believe to otherwise be in their best interest. As of December 31, 2017, no shares of preferred stock were outstanding.

Power to Increase Authorized Stock and Issue Additional Shares of the Company’s Common Stock and Preferred Stock

The Company believes that the power of the Company’s board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of the Company’s common stock or preferred stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the Company’s stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which the Company’s securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, not more than 50% of the value of the outstanding shares of the Company’s stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by the Company). In addition, if the Company, or one or more owners (actually or constructively) of 10% or more of the Company’s stock, actually or constructively owns 10% or more of a tenant of the Company’s (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. The Company’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by the Company).

The Company’s charter contains restrictions on the ownership and transfer of the Company’s capital stock that are intended to assist the Company in complying with these requirements and continuing to qualify as a REIT. The relevant sections of its charter provide that, effective upon completion of the Company’s initial public offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (1) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of the Company’s common stock or (2) 9.8% of the number or value, whichever is more restrictive, of the issued and outstanding preferred or other shares of any class or series of the Company’s stock. We refer to this restriction as the “ownership limit”. The ownership limit in the Company’s charter is more restrictive than the restrictions on ownership of the Company’s common stock imposed by the Code.

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Company’s common stock (or the acquisition of an interest in an entity that owns, actually or constructively, the Company’s common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the Company’s outstanding common stock and thereby subject the common stock to the ownership limit.

The Company’s board of directors may, in its sole discretion, prospectively or retroactively waive the ownership limit with respect to one or more stockholders if it determines that such ownership in excess of the ownership limit would not result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise jeopardize the Company’s status as a REIT (for example, by causing any tenant of the Company to be considered a “related party tenant” for purposes of the REIT qualification rules).

As a condition of the Company’s waiver, the Company’s board of directors may require an opinion of counsel or Internal Revenue Service, or IRS, ruling satisfactory to the Company’s board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, the Company’s board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in the Company’s capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of the Company’s capital stock equals or falls below the decreased ownership limit, but any further acquisition of the Company’s capital stock in excess of such percentage ownership of the Company’s capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of the Company’s outstanding capital stock.

The Company’s charter generally prohibits:

•	any person from actually or constructively owning shares of the Company’s capital stock that would result in the Company being “closely held” under Section 856(h) of the Code; and

•

any person from transferring shares of the Company’s capital stock if such transfer would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the Company’s common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company’s status as a REIT. The foregoing provisions on transferability and ownership will not apply if the Company’s board of directors determines that it is no longer in the Company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the Company’s charter, if any purported transfer of the Company’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in the Company’s charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner, or the purported owner, as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the Company. The trustee of the trust will be designated by the Company and must be unaffiliated with the Company and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to the Company’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by the Company with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then the Company’s charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported owner prior to the Company’s discovery that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if the Company has already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of the Company’s capital stock transferred to the trustee are deemed offered for sale to the Company, or the Company’s designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of the Company’s capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of the Company’s capital stock to the trust) and (2) the market price on the date the Company, or the Company’s designee, accepts such offer. The Company has the right to accept such offer until the trustee has sold the shares of the Company’s capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

If the Company does not buy the shares, the trustee must, within 20 days of receiving notice from the Company of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of the Company’s outstanding capital stock must give written notice to the Company within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of the Company’s stock as the Company’s board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of the Company’s capital stock will bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of the Company’s outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer and Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY’S

CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and of the Company’s charter and bylaws does not purport to be complete and is subject to, and qualified in its entirety by, reference to the MGCL and the Company’s charter and bylaws. Copies of the Company’s charter and bylaws are on file with the SEC. We recommend that you review these documents. See “Where You Can Find More Information”.

The Company’s Board of Directors

The Company’s charter and bylaws provide that the number of the Company’s directors is to be established by the Company’s board of directors but may not be fewer than one nor, under the MGCL, more than 15. Currently, the Company’s board is comprised of seven directors. Any vacancy, other than one resulting from an increase in the number of directors, may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, though less than a quorum. Any vacancy resulting from an increase in the number of the Company’s directors must be filled by a majority of the entire board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors and until his successor shall be elected and qualified.

Pursuant to the Company’s charter, each member of the Company’s board of directors is elected until the next annual meeting of stockholders and until his successor is elected, with the current members’ terms expiring at the annual meeting of stockholders to be held in 2019. Holders of shares of the Company’s common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, all of the members of the Company’s board of directors will stand for election and the Company’s directors will be elected by a majority of votes cast in uncontested elections and by a plurality of votes cast in contested elections. Directors may be removed with or without cause by the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations

Maryland law prohibits “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and reclassifications. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•

two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

As permitted by Maryland law, the Company’s charter includes a provision excluding the Company from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between the Company and any interested stockholder of the Company’s unless the Company later amends its charter, with stockholder approval, to modify or eliminate this exclusion provision. We believe that the Company’s ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute. There can be no assurance, however, that the Company will not opt into the business combination provisions of the MGCL at a future date, subject to stockholder approval as required under the MGCL and the Company’s charter.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares, except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are the Company’s employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel a corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, then all other stockholders are entitled to demand and receive fair value for their stock, or provided for in the “dissenters” rights provisions of the MGCL may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Company’s charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company’s stock. There can be no assurance that the Company will not opt into the control share acquisition provisions of the MGCL in the future, subject to stockholder approval as required under the MGCL and the Company’s charter.

Maryland Unsolicited Takeover Act

The Maryland Unsolicited Takeover Act (“MUTA”) also permits Maryland corporations that are subject to the Exchange Act and have at least three outside directors to elect, by resolution of the board of directors or by provision in its charter or bylaws and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following corporate governance provisions:

•	the board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation;

•	a special meeting of the stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	the board of directors may reserve for itself the right to fix the number of directors and to fill vacancies created by the death, removal or resignation of a director;

•	a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•

provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum for the remainder of the full term of the class of directors in which the vacancy occurred.

A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. If implemented, these provisions could discourage offers to acquire a company’s stock and could increase the difficulty of completing an offer. The Company has opted out of MUTA in its charter and may not opt back in without stockholder approval.

Amendment to the Company’s Charter

Pursuant to the MGCL, the Company’s charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter, except that the Company’s board of directors is able, without stockholder approval, to amend the Company’s charter to change the Company’s corporate name or the name or designation or par value of any class or series of stock.

Dissolution of the Company

A voluntary dissolution of the Company must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The Company’s bylaws provide that with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to the Company’s notice of the meeting;

•	by, or at the direction of, a majority of the Company’s board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Company’s bylaws.

With respect to special meetings of stockholders, only the business specified in the Company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law.

Nominations of persons for election to the Company’s board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, the Company’s board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Company’s bylaws.

Generally, under the Company’s bylaws, a stockholder seeking to nominate a director or bring other business before the Company’s annual meeting of stockholders must deliver a notice to the Company’s secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for the Company’s board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares of common stock held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Indemnification and Limitation of Directors and Officers Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter limits the personal liability of the Company’s directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and the Company’s charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of the Company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in connection with any proceeding to which they may be made a party by reason of their service on those or other capacities, unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any claim to which he or she is made a party by reason of his or her service in that capacity.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The Company’s charter authorizes the Company to obligate itself to indemnify and the Company’s bylaws do obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company’s in any of the capacities described above.

The Company’s stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and the Company’s stockholders against the indemnified individuals.

This provision for indemnification of the Company’s directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Company or to the Company’s stockholders, although these equitable remedies may not be effective in some circumstances.

In addition to any indemnification to which the Company’s directors and officers are entitled pursuant to the Company’s charter and bylaws and the MGCL, the Company’s charter and bylaws provide that, with the approval of the Company’s board of directors, the Company may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving the Company or, at the Company’s request, any other entity. The Company has entered into indemnification agreements with each of the Company’s directors and executive officers, and the Company maintains a directors and officers liability insurance policy. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Company’s charter and bylaws, it provides greater assurance to the directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by stockholders to eliminate the rights it provides.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, the Company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP

We have summarized the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “partnership agreement”). This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which has previously been filed with the SEC and which is incorporated by reference in this prospectus and any accompanying prospectus supplements. See “Where You Can Find More Information”.

Management of the Operating Partnership

The Operating Partnership was organized as a Delaware limited partnership on September 10, 2003. The initial partnership agreement was entered into on that date and was last amended and restated on July 31, 2007. Pursuant to the partnership agreement, as the sole equity owner of the sole general partner of the Operating Partnership, Medical Properties Trust, LLC, the Company has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. The Company has the power to cause the Operating Partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of tenants, and to cause changes in the Operating Partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than the Company, holding more than 50% of the units of the Company’s operating partnership held by such partners.

Transferability of Interests

The Company may not voluntarily withdraw from the Operating Partnership or transfer or assign the Company’s interest in the Operating Partnership or engage in any merger, consolidation or other combination, or sale of substantially all of the Company’s assets, in a transaction which results in a change of control of the Company unless:

•	the Company receives the consent of limited partners holding more than 50% of the partnership interests of the limited partners, other than those held by the Company or its subsidiaries;

•

as a result of such transaction, all limited partners will have the right to receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of the Company’s common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described below) and (2) sold, tendered or exchanged pursuant to the offer shares of the Company’s common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

the Company is the surviving entity in the transaction and either (1) the Company’s stockholders do not receive cash, securities or other property in the transaction or (2) all limited partners receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by the Company’s stockholders.

The Company also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by the Company, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the Company’s obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

The Company also may (1) transfer all or any portion of the Company’s general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange or automated quotation system on which the Company’s securities may be listed or traded.

Capital Contribution

The Company contributed the net proceeds of the Company’s April 2004 private placement and subsequent public offerings as capital contributions in exchange for units of the Operating Partnership. The partnership agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company’s borrowing of such funds. Under the partnership agreement, the Company is obligated to contribute the proceeds of any offering of shares of the Company’s stock as additional capital to the Operating Partnership. The Company is authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in both the Operating Partnership’s and the Company’s best interests. If the Company contributes additional capital to the Operating Partnership, the Company will receive additional partnership units and the Company’s percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. In addition, if the Company contributes additional capital to the Operating Partnership, the Company will revalue the property of the Operating Partnership to its fair market value, as determined by the Company, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, that has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value, as determined by us, on the date of the revaluation. The Operating Partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the Operating Partnership, including the partnership interests that the Company’s wholly-owned subsidiary owns as general partner.

Redemption Rights

Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than the Company, will receive redemption rights, which will enable them to cause the Operating Partnership to redeem their limited partnership units in exchange for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis, subject to adjustment for stock splits, dividends, recapitalization and similar events. Under Section 8.04 of the partnership agreement, holders of limited partnership units will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by the Company’s board of directors. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in the Company’s charter;

•	result in the Company’s shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•

cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company’s or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•

cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

The Company may, in its sole and absolute discretion, waive any of these restrictions.

With respect to the partnership units issuable in connection with the acquisition or development of our facilities, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these facilities; provided, however, unless the Company otherwise agrees:

•

a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•

a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in the Company’s charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The partnership agreement requires that the Operating Partnership be operated in a manner that enables the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership generally will pay all of the Company’s administrative costs and expenses, including:

•	all expenses relating to the Company’s continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of the Company’s periodic reports under federal, state or local laws or regulations;

•	all expenses associated with the Company’s compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of the Company’s other operating or administrative costs incurred in the ordinary course of business on behalf of the Operating Partnership.

Distributions

The partnership agreement provides that the Operating Partnership will distribute cash from operations, including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership’s property in connection with the liquidation of the Operating Partnership, at such time and in such amounts as determined by the Company in its sole discretion, to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to the Company and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to the Company and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The Operating Partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The Operating Partnership will have perpetual existence, or until sooner dissolved upon:

•	the Company’s bankruptcy, dissolution, removal or withdrawal, unless the limited partners elect to continue the partnership;

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

•	an election by the Company in its capacity as the owner of the sole general partner of the Operating Partnership.

Tax Matters

Through the Company’s ownership of the general partner of the Operating Partnership, the Company has authority to make tax elections under the Code on behalf of the Operating Partnership.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to Medical Properties and the Operating Partnership generally resulting from the treatment of Medical Properties as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary (except with respect to the general summary of material U.S. federal income tax considerations contained under the heading “U.S. Federal Income Tax Considerations—Taxation of Noteholders”), and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-United States individuals and foreign corporations.

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning, nor does it constitute tax advice. We urge you to consult your own tax advisors regarding the specific federal, state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this prospectus, our REIT counsel, Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based on factual assumptions and representations made by us to Baker Donelson concerning our organization, our proposed ownership and operations, and other matters relating to our ability to qualify as a REIT, and is expressly conditioned upon the accuracy of such assumptions and representations.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Requirements for Qualification—Failure to Qualify”.

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we currently distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation”, or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•

For tax years beginning prior to January 1, 2018, we are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders. The corporate alternative minimum tax has been repealed effective for tax years beginning on or after January 1, 2018.

•	We are subject to tax, at the highest corporate rate, on:

•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

We fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Gross Income Tests”, but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year, other than a gross income test or an asset test and such failure is due to reasonable cause, we may retain our REIT qualification if we pay a penalty of $50,000 for each such failure.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid, with an adjustment made to increase the stockholder’s basis in our stock by the difference between (i) the amount of capital gain included in income and (ii) the amount of tax deemed paid by the stockholder.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•

If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 5 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.

Requirements for Qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6)

not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7)

it elects to be a REIT, or has made such election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer”.

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual”, however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

A corporation that is a “qualified REIT subsidiary”, or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners that is eligible to elect its tax classification under Treasury Regulation Section 301.7701-3 but does not make such an election is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. We treat our operating partnership as a partnership for U.S. federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries” or TRSs. We have formed and made taxable REIT subsidiary elections with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004 (“MPT TRS”) and MPT Finance Corporation, Inc., a Delaware corporation formed in April 2011. We also made a taxable REIT subsidiary election for MPT Covington TRS, Inc. (“MPT Covington TRS”) which was formed in 2010 and has since been dissolved. We have also formed limited liability companies wholly-owned by MPT TRS which are disregarded entities for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Generally, the subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “—Requirements for Qualification—Prohibited Transactions”. A taxable REIT subsidiary may not operate or manage a health care facility, though a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. MPT Covington TRS, Inc. was formed specifically for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owned an equity interest, and having that facility operated by an eligible independent contractor. We obtained a private letter ruling (the “Covington Letter Ruling”), from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties would not adversely affect the taxable REIT subsidiary status of MPT Covington TRS. We have structured other transactions in which an MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, including with the operating subsidiaries of Ernest Health, Inc. (“Ernest”), and may structure other such transactions similarly in the future. We disposed of our equity interest in Ernest Health Holdings, LLC during 2018, and as a result, with respect to Ernest, we no longer own a 10% equity interest in any entity to which MPT TRS subleases a health care facility which is operated by an independent eligible contractor. Therefore, we plan to terminate the leases with MPT TRS with respect to Ernest facilities effective January 1, 2019. Thereafter subsidiaries of our operating partnership will lease the underlying real property directly to subsidiaries of Ernest.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test. Passive foreign exchange gain is excluded from the 95% gross income test and real estate foreign exchange gain is excluded from both the 95% and the 75% gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property”, which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. We do not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. We have structured other transactions in a manner consistent with the Covington Letter Ruling and may structure future transactions in a similar manner. In particular, our leases with subsidiaries of Ernest are currently structured in a similar manner with the exception that, prior to October 4, 2018, Guiding Health Management Group, LLC (“GHMG”), formed by the prior management of Ernest and its subsidiaries, was the manager of the Ernest facilities. We disposed of our equity interest in Ernest Health Holdings, LLC during 2018, and as a result, with respect to Ernest, we no longer own a 10% equity interest in an entity to which MPT TRS subleases a health care facility which is operated by an eligible independent contractor. Therefore, we plan to terminate the leases with MPT TRS with respect to Ernest facilities effective January 1, 2019. Thereafter subsidiaries of our operating partnership will lease the underlying real property directly to subsidiaries of Ernest. Prior to our disposition of our investment in the operations of Capella Healthcare, Inc. (“Capella”), our leases with subsidiaries of Capella were structured in a similar manner with a management company, Sunergeo Health Partners, LLC (“Sunergeo”), formed by the prior management of Capella and its subsidiaries, as the manager of the Capella facilities. GHMG and Sunergeo previously operated Ernest and its subsidiaries and Capella and its subsidiaries, respectively, as officers and employees. Although certain management personnel remained as officers of Ernest and Capella, they became employees of and were compensated by GHMG or Sunergeo. We believe that during the time in which we held an investment in the operations of Ernest GHMG met, GHMG meets, and during the time in which we held an investment in the operations of Capella Sunergeo met, the definition of an “eligible independent contractor” which is any independent contractor if, at the time such contractor enters into an agreement with a taxable REIT subsidiary to operate a qualified health care facility, such contractor is actively engaged in the trade or business of operating such facilities for any person who is not a related person to the REIT or the taxable REIT subsidiary. There is no assurance that the IRS will not take a contrary position with respect to the structuring of these and other such transactions. In addition, MPT TRS has and will make, and prior to its dissolution in 2016, MPT Covington TRS made, loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to us, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status.

However, as stated above, we believe that these loans will be treated as debt rather than equity interests. Finally, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

We currently own 100% of the stock of MPT TRS and MPT Finance Corporation, Inc., both of which are taxable REIT subsidiaries, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. In addition, prior to our disposition of our investments in the operations of Ernest and Capella, Ernest, Capella and their respective corporate subsidiaries were taxable REIT subsidiaries because of MPT TRS’s indirect ownership of more than a 35% interest in Ernest and Capella. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a health care facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and

(3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. In addition, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property” (as defined below under “—Requirements for Qualification—Foreclosure Property”), operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor” (as defined above), are qualifying rental income for purposes of the 75% and 95% gross income tests. We have structured leases with taxable REIT subsidiaries in a manner consistent with the Covington Letter Ruling.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor”, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility (though any income attributable to such services would not qualify as rent for either the 75% or the 95% gross income tests). Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary services for our tenants, and services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property”, the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, and in any case in which we intentionally structure a lease as a financing arrangement, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant and fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary; or (4) for health care facilities or lodging facilities, we manage or operate the facility, other than through an independent contractor. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property”.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision”, income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We anticipate that MPT TRS, one of our taxable REIT subsidiaries, will receive most of the management fees, inspection fees and construction fees in connection with our operations. Any fees earned by MPT TRS will not be included as income for purposes of the gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business”. We may use a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action”. Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified health care property acquired by a REIT as a result of a termination of a lease of such property (regardless of whether such termination relates to a default, or the imminence of a default, on the lease). A “qualified health care property” means any real property, including interests in real property, and any personal property incident to such real property which is a “health care facility” (as defined above under “—Requirements for Qualification—Organizational Requirements”) or is necessary or incidental to the use of a health care facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified health care property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified health care property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified health care property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” is excluded from gross income for purposes of the 95% gross income test and the 75% gross income test. For this purpose, a “hedging transaction” will mean any transaction (i) entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) entered into primarily to manage risks of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain) ; or (iii) for taxable years beginning after December 31, 2015, that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii). We are required to clearly identify any such hedging transaction before the close of the day on which it is acquired, originated, or entered into, subject, for taxable years beginning after December 31, 2015, to certain curative provisions. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying or excluded income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign Currency Gain. Passive foreign exchange gain is excluded from the 95% income test and real estate foreign exchange gain is excluded from the 75% income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code Section 988(b)(1)) which is attributable to (i) any qualifying item of income or gain for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year, and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU. The QBU is not required to meet the 95% income test in order for this 987 gain exclusion to apply. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any qualifying item of income or gain for purposes of the 95% income test, (ii) the acquisition or ownership of obligations, (iii) becoming or being the obligor under obligations, and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Any gain derived from dealing, or engaging in substantial and regular trading, in securities denominated in, or determined by reference to, one or more nonfunctional currencies will be treated as non-qualifying income for both the 75% and 95% gross income tests. We do not currently, and do not expect to, engage in such trading.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—Taxation of Our Company”, even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•

real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property, shares (or transferable certificates of beneficial interest) in other REITs, and, for taxable years beginning after December 31, 2015, debt instruments issued by publicly offered REITs and interests in mortgages on interests in real property; and

•

investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.

Effective for tax years beginning after July 30, 2008, if a REIT or its QBU uses any foreign currency as its functional currency (as defined in section 985(b) of the Code), the term “cash” includes such currency to the extent held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain qualifying under the 95% and 75% income tests or are directly related to acquiring or holding assets qualifying under the 75% assets test, provided that the currency cannot be held in connection with dealing, or engaging in substantial and regular trading, in securities.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, for taxable years beginning before January 1, 2018, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of our total assets and, for taxable years beginning on or after January 1, 2018, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets, in all cases irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). For taxable years beginning after December 31, 2015, we may not hold debt instruments (other than debt secured by interests in real property) issued by publicly offered REITs that represent in the aggregate more than 25% of the value of our total assets. Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership to the extent that the partnership holds real estate assets. The term “securities”, however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

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“Straight debt”, defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non- “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid;

•

a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement”, other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

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Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership; and

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests”.

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, excluding all securities described above except those securities described in the last two bullet points above.

MPT TRS has made and will make, and prior to its dissolution in 2016, MPT Covington TRS made, loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by one of our taxable REIT subsidiaries we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

We have structured transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a manner consistent with the Covington Letter Ruling, including leases with the subsidiaries of Ernest. If the IRS successfully challenged the taxable REIT subsidiary status of MPT TRS, and we were unable to cure as described below, we could fail the 10% asset test with respect to our ownership of MPT TRS and as a result lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and

(2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income”, computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	Minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Requirements for Qualification—Taxation of Taxable United States Stockholders”. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income”. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Under the recently enacted Tax Cuts and Jobs Act (the “Act”), we generally will be required to take certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income with respect to certain debt instruments or mortgage-backed securities, such as original issue discount or market discount, earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time. This rule generally will be effective for tax years beginning after December 31, 2017 or, for debt instruments or mortgage-backed securities issued with original issue discount, for tax years beginning after December 31, 2018. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and, for tax year beginning prior to January 1, 2018, any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests”.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a “Partnership” and collectively, as “Partnerships”. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if each Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the “private placement exclusion”, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that each Partnership would qualify for the private placement exclusion.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

The operating partnership has not elected to be treated as an association taxable as a corporation. Therefore, our operating partnership is treated as a partnership for federal income tax purposes. We intend that our operating partnership will continue to be treated as partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that the operating partnership or any other subsidiary entity will be classified as either a partnership or disregarded entity for federal income tax purposes. If for any reason any Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests”. In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements”. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. If each Partnership is classified as a partnership, we will therefore take into account our allocable share of each such Partnership’s income, gains, losses, deductions, and credits for each taxable year of each Partnership ending with or within our taxable year, even if we receive no distribution from any Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership. If any Partnership is classified as a disregarded entity, each Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•

reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Partnership Audits. For tax years beginning after December 31, 2017, in the event of a federal income tax audit the Partnership, rather than the Partnership’s partners, could be liable for the payment of certain taxes, including interest and penalties, or the partners could be liable for the tax but be required to pay interest at a higher rate than would otherwise apply to underpayments. Furthermore, the “partnership representative” of the Partnership will have exclusive authority to bind all partners to any federal income tax proceeding.

Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, each Partnership generally will depreciate furnishings over a seven year recovery period and equipment over a five year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. Each Partnership’s initial basis in properties acquired solely in exchange for units of each Partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, each Partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Each Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that any Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with the Partnership’s allocation provisions (subject to the restrictions described above).

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of each Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests”. We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT TRS and MPT Finance Corporation as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Prior to our disposition of our investment in the operations of Ernest and Capella, Ernest, Capella, and their respective corporate subsidiaries were automatically treated as taxable REIT subsidiaries under this rule. For tax years beginning before January 1, 2018, no more than 25% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries and for taxable years beginning on or after January 1, 2018, no more than 20% of the value of our assets may consist of securities of taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. Rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property”, (as defined above under “—Requirements for Qualification—Foreclosure Property”) operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor”, (as defined above under “—Requirements for Qualification—Organizational Requirements”) are qualifying rental income for purposes of the 75% and 95% gross income tests. The taxable REIT subsidiary rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a “health care facility”, (as defined above under “—Requirements for Qualification—Organizational Requirements”) though a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. We have structured transactions in which MPT TRS owns an indirect equity interest in a manner consistent with the Covington Letter Ruling, and may structure other such transactions in the future.

State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

Taxation of Our Stockholders

Taxation of Taxable United States Stockholders. As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

For individuals with taxable income in excess of certain thresholds, the maximum federal income tax rate on ordinary income is 37% and the maximum rate on long-term capital gains and qualified dividend income is 20%. Estates and trusts have separate tax rate schedules.

Distributions. Distributions paid to a United States stockholder will generally not qualify for the maximum 20% tax rate in effect for “qualified dividend income.” Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. As long as we qualify as a REIT, our dividends generally will not be eligible for the current preferred rates on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 37%. However, non-corporate stockholders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gains dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026, subject to certain limitations. Furthermore, the 20% maximum tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. With certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations, may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, certain net capital gains attributable to depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation.

The amount of dividends we designate as qualified dividends and capital gain dividends with respect to any taxable year may not exceed the dividends we pay with respect to such year.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 37%. The maximum tax rate on long-term capital gain applicable to individuals is generally 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent of certain “unrecaptured section 1250 gain”. We generally may designate whether a distribution we designate as a capital gain dividend (and any retained capital gain that we are deemed to distribute) is long-term capital gain or “unrecaptured section 1250 gain”.

The characterization of income as capital gain or ordinary income may affect the deductibility of losses. A non-corporate taxpayer may deduct from its ordinary income capital losses not offset by capital gains only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains and unused losses may be carried back three years and carried forward five years.

Certain United States individuals, estates, and trusts with taxable incomes in excess of certain thresholds will be subject to an additional 3.8% tax on their net investment income.

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A United States stockholder may be subject to backup withholding at a rate of up to 24% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•

provides a taxpayer identification number, certifies, under penalty of perjury, as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A United States stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholder who fails to certify its non-foreign status to us. United States stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Taxation of Tax-exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our outstanding stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our outstanding stock only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% in value of our outstanding stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our outstanding stock; or

•	a group of pension trusts individually holding more than 10% of the value of our outstanding stock collectively owns more than 50% of the value of our outstanding stock.

Taxation of Non-United States Stockholders. This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. stockholders. The term “non-U.S. stockholder” means a holder of shares of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws on the purchase, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions to Non-United States Stockholders.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates on dividends do not apply, or do not apply as favorably, to dividends from REITs.

However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution. The branch profits tax may be reduced by an applicable tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder provides us with an IRS Form W-8BEN or W-8BEN-E, as applicable, evidencing eligibility for that reduced rate;

•	the non-U.S. stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. stockholder in its shares of our common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of the non-U.S. stockholder in such shares. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. stockholder in its shares of our common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its shares of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under FIRPTA (discussed below), we may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% (or such lower rate as may be provided under an applicable tax treaty) on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes interests in real property located in the United States or the Virgin Islands and shares in corporations at least 50% by value of whose real property interests and assets used or held for use in a trade or business consist of USRPI. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless you are a stockholder that owns not more than 10% of our capital stock, or are a “qualified shareholder” or a “qualified foreign pension fund” (both as defined below), we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified stockholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Although not free from doubt, amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis. We currently do not intend to retain any capital gains.

Dispositions by Non-United States Stockholders.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times during a specified testing period, non-United States persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that this test will be met. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our common stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires our common stock within certain prescribed periods. In addition, even if we do not meet the “domestically controlled” test, a non-U.S. stockholder that owned, actually or constructively, 10% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. An actual or deemed disposition of our capital stock by such stockholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

A non-U.S. stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

•

the gain is effectively connected with the conduct of the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on capital gains.

Foreign Account Tax Compliance Act for Stockholders.

Under Sections 1471 through 1474 of the Code and the applicable Treasury Regulations thereunder (which are commonly referred to as “FATCA”), withholding is required at a rate of 30 percent on dividends in respect of our common stock held by certain foreign financial institutions (including investment funds) and certain other non-U.S. entities, unless (i) in the case of such financial institutions, such financial institutions enter into an agreement with the Secretary of Treasury to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institutions (which includes certain equity and debt holders of such institutions, as well as certain account holders that are foreign entities with U.S. owners) and (ii) in the case of such other non-U.S. entities, such entities provide the withholding agent with a certification either certifying that such entity does not have “substantial United States owners” or identifying any direct or indirect “substantial United States owners” of such entity. Non-United States stockholders are encouraged to consult with their tax advisors regarding the possible implication of FATCA on their investment in our common stock.

Taxation of Noteholders

If the Operating Partnership or MPT Finance Corp. offers debt securities, then there may be tax consequences for the holders of such securities not discussed herein. For a discussion of any such additional consequences, see the applicable prospectus supplement.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS AND STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

SELLING STOCKHOLDERS

Selling stockholders include certain persons or entities that, directly or indirectly, have acquired or may from time to time acquire from us, shares of our common stock or preferred stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as selling stockholders, may from time to time offer and sell the common stock or preferred stock pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock or preferred stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with us, has been employed by us or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and/or any selling stockholders may sell the securities in any one or more of the following ways:

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to one or more underwriters acting alone for resale to investors or to the public;

•	from time to time at prevailing market prices by the issuer or through a designated agent; or

•	through a combination of any such methods of sale.

The Company’s common stock and preferred stock may be sold domestically or abroad. Selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, common stock and preferred stock up to such amounts as set forth in a prospectus supplement. The Company’s common stock or preferred stock may be issued upon the exchange of the debt securities of the Operating Partnership or in exchange for other securities. We reserve the right to sell securities directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

If we or any selling stockholders sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us or any selling stockholders and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of the Company’s common stock, which are listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We and/or any selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us and/or the selling stockholders, or borrowed from us, the selling stockholders or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplements.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we or any selling stockholders may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us or the selling stockholders against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, Medical Properties Trust, Inc., the Operating Partnership or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

Certain legal matters in connection with the securities registered hereby will be passed upon for us by Goodwin Procter LLP, New York, New York. The general summary of U.S. federal income tax considerations contained under the heading “U.S. Federal Income Tax Considerations” (other than “Taxation of Noteholders”) has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Additional legal matters may be passed upon for us, any selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Medical Properties and the Operating Partnership are currently subject to the periodic reporting and other informational requirements of the Exchange Act, and file annual, quarterly and current reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information will be available on the SEC’s website at www.sec.gov. The SEC filings of Medical Properties and the Operating Partnership are also available free of charge at http://www.medicalpropertiestrust.com. The foregoing website address is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference. Information may also be obtained from us at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Chief Financial Officer. Medical Properties Trust, Inc.’s telephone number is (205) 969-3755.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus or any accompanying prospectus supplement or free writing prospectus we authorize to be delivered to you. If you are given any information or representations about these matters that is not discussed in this prospectus or any accompanying prospectus supplement or free writing prospectus we authorize to be delivered to you, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K) and any future filings Medical Properties and the Operating Partnership make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K), until the offering of debt securities is terminated:

•	the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2017;

•

the Definitive Proxy Statement on Schedule 14A of Medical Properties filed on April 30, 2018 and additional definitive materials on Schedule 14A filed on April  30, 2018 (solely to the extent specifically incorporated by reference into the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2017);

•	the combined Quarterly Reports on Form 10-Q of Medical Properties and the Operating Partnership for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	the combined Current Reports of Medical Properties and the Operating Partnership on Form 8-K filed on June 11, 2018 and September 7, 2018; and

•	the Current Reports of Medical Properties on Form 8-K filed on February 21, 2018 and May 25, 2018.

The information incorporated by reference herein is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus, or (2) any other subsequently filed document that is incorporated by reference in this prospectus, modifies or supersedes such statement. We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Telephone: (205) 969-3755.

32,000,000 Shares

Common Stock

Prospectus Supplement

January             , 2021

Joint Book-Running Managers

Goldman Sachs & Co. LLC

BofA Securities

J.P. Morgan